Exhibit 99.3

April 23, 2013

SOLITARIO ANNOUNCES PRIVATE PLACEMENT WITH ELY GOLD
WITH REDUCED EARN-IN PAYMENT

Denver, Colorado: Solitario Exploration & Royalty Corp. (“Solitario;” NYSE MKT: XPL; TSX: SLR) announces that it has subscribed for 5,131,150 shares of Ely Gold & Minerals (“Ely Gold;” TSX.V: ELY) at a price of CDN$0.10 per share, for total placement funding of US$500,000 (the "Offering"). The Offering is subject to TSX Venture Exchange acceptance. All securities issued pursuant to the Offering will be subject to a four-month hold period from the closing date. With this placement, Solitario now owns 8,464,483 shares of Ely, or approximately 12.68% of Ely’s issued and outstanding common shares.

Pursuant to a letter of intent dated August 26, 2010 between Solitario and Ely Gold (the “LOI”), as part of its earn-in to the Mt. Hamilton LLC joint venture (“MH-LLC”), Solitario was required to subscribe for up to $750,000 of Ely Gold stock by May 1, 2013. Ely reduced Solitario’s required subscription payment due on May 1, 2013 from US$750,000 to US$500,000. Ely is required to use the proceeds from the Offering to pay Augusta Resource Corporation (“Augusta”) $750,000 due on June 1, 2013 and has agreed to pay the remaining $250,000 of this required payment directly to Augusta. This private placement fulfills Solitario’s 2013 funding requirement as mandated by the LOI.

Subsequent to the offering, the Management Committee of MH LLC authorized a distribution of $250,000 from partnership funds. These funds will be distributed according to ownership in MHLLC resulting in a $50,000 distribution to Ely Gold and a $200,000 distribution to Solitario. The Mt Hamilton Gold project is held by Mt Hamilton LLC (“MH LLC”), that is 80% owned by Solitario and 20% owned by Ely Gold.

About Solitario

Solitario is a gold, silver, platinum-palladium, and base metal exploration, development and royalty company actively exploring in Brazil, Mexico, Peru and Nevada. Solitario has significant business relationships with Votorantim Metais, Hochschild Mining and Anglo Platinum. Solitario is traded on the NYSE MKT ("XPL") and on the Toronto Stock Exchange ("SLR"). Additional information about Solitario is available online at www.solitarioxr.com .

FOR MORE INFORMATION AT SOLITARIO, CONTACT:

Christopher E. Herald President & CEO	(303) 534-1030